EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certifies that:

1.	He is the president and secretary of PURPOSE INC., a California corporation.

2.	Article 1 of the Articles of Incorporation of this corporation is amended to read as follows:

The name of this corporation is: ECOGATE, INC.

3.	Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

This corporation is authorized to issue only one class of stock and the total number of shares which this corporation is authorized to issue is 100,000.

4.	Article V of the Articles of Incorporation of this corporation is stricken.

5.	Article VII of the Articles of Incorporation of this corporation is stricken.

6.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

7.

The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is ten (10). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was 66 2/3%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.
Date: April 22, 1999	/S/ PETR LITOMISKY
Petr Litomisky, President

/S/ PETR LITOMISKY
Petr Litomisky, Secretary

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